Exhibit 99.1

ZOLL Medical Corporation Announces Record Third Quarter Results

Q3 Revenue Exceeds $100M; Earnings Increase 33%

CHELMSFORD, Mass.--(BUSINESS WIRE)--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues for the third quarter of fiscal 2008 of $100,244,000, an increase of 27% compared to revenues in the third quarter of last year. Net income for the quarter was $5,744,000, compared to $4,313,000 in the prior year, an increase of 33%. Diluted earnings per share were $0.27, compared to $0.21 in the prior year. Backlog at the end of the third quarter was approximately $9 million.

Third quarter sales to the North American market increased 25% to $74.8 million, compared to $60.0 million for the comparable prior-year quarter. Sales to the North American hospital market increased 29% to $26.3 million, compared to $20.4 million in the third quarter of last year. Excluding US Military/Large Government sales, North American hospital sales increased 11%. US Military/Large Government sales were $5.6 million, compared to $1.7 million in the prior-year period. Sales to the North American pre-hospital market increased 24% to $42.7 million, compared to $34.4 million in the same period last year. International sales increased 32% to $25.4 million, compared to $19.2 million for the comparable prior-year quarter. Total AutoPulse® shipments increased 30% to $4.8 million in the quarter, compared to $3.7 million in the third quarter of the prior year.

Commenting on the Q3 results, Richard A. Packer, Chief Executive Officer of ZOLL, stated, “Overall, this was another great quarter for ZOLL. We experienced growth in all major parts of our business. In the North American hospital market, U.S military sales were particularly strong this quarter. The North American pre-hospital business also did very well with LifeVest®, professional defibrillators, data management software, and AEDs, experiencing continued growth. Once again, our International business delivered solid growth, with particular strength this quarter coming from our distributor business. Shipments of AutoPulse also grew nicely, reflecting growing momentum in the International and North American hospital markets.”

“As we previously announced, we have also strengthened our management team. We are pleased to welcome Jonathan Rennert to ZOLL as President,” stated Mr. Packer. “Jon will be responsible primarily for managing ZOLL’s core defibrillator/resuscitation business. With the significant growth that we have experienced, Jon will help add management depth to our day-to-day operations and help ensure ZOLL’s core business continues to succeed as we develop our future, emerging businesses. I am happy to add Jon to the ZOLL team and look forward to his contributions.”

Mr. Packer concluded, “Overall, we were very pleased with our operational performance in Q3. Both revenue and profit growth were very strong. As we finish out the final quarter of this year, our outlook continues to be positive. We continue to anticipate a successful Q4, allowing us to finish the year with EPS in line with our previous guidance.”

ZOLL will host a conference call on Thursday, July 24, 2008 at 10:30 a.m. EDT to discuss its third quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR® and Real CPR Help® technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding business growth and future performance, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on May 9, 2008. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

©2008 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, See-Thru CPR, Real CPR Help, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	June 29, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$38,975	$37,631
Short-term investments	19,220	19,767
Accounts receivable, net	80,490	78,086
Inventory	63,876	57,929
Prepaid expenses and other current assets	12,029	11,809
Total current assets	214,590	205,222
Property and equipment, net	35,027	32,504
Other assets, net	84,073	81,712
	$333,690	$319,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,376	$21,860
Accrued expenses and other liabilities	57,371	61,792
Total current liabilities	75,747	83,652
Total stockholders’ equity	257,943	235,786
	$333,690	$319,438

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Net sales	$100,244	$79,232	$292,419	$216,666
Cost of goods sold	46,620	35,604	140,012	99,041
Gross profit	53,624	43,628	152,407	117,625
Expenses:
Selling and marketing	28,725	23,988	82,273	65,612
General and administrative	7,835	6,683	23,564	19,374
Research and development	8,441	7,468	24,822	20,484
Total expenses	45,001	38,139	130,659	105,470
Income from operations	8,623	5,489	21,748	12,155
Other income	352	1,250	1,030	2,813
Income before taxes	8,975	6,739	22,778	14,968
Tax expense	3,231	2,426	8,200	5,131
Net income	$5,744	$4,313	$14,578	$9,837
Earnings per share:
Basic	$0.27	$0.21	$0.70	$0.49
Diluted	$0.27	$0.21	$0.69	$0.48
Weighted average common shares:
Basic	20,921	20,434	20,805	20,125
Diluted	21,474	20,828	21,210	20,646

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer